Exhibit 99.2

NUANCE COMMUNICATIONS, INC.
FIRST QUARTER FISCAL 2014 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of these prepared remarks in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 10, 2014 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 553-0327 or (612) 332-0632 at least five minutes prior to the call and referencing code 316887. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 316887.

Discussion of Business and Financial Highlights
In our press release today, Nuance reported:

•	Bookings in Q1 14 of $637.3 million, up 26.2% from $504.9 million in Q1 13.

•	Non-GAAP revenue in Q1 14 of $490.1 million, compared to $492.4 million a year ago. GAAP revenue in Q1 14 was $470.0 million, compared to $462.3 million a year ago.

•	Q1 14 total deferred revenue of $484.3 million, compared to $376.3 million a year ago.

•	Non-GAAP operating margin was 21.6% for Q1 14, compared to 29.2% a year ago.

•
Non-GAAP net income in Q1 14 of $76.6 million, or $0.24 per diluted share, compared to $113.0 million, or $0.35 per diluted share, a year ago. GAAP net loss in Q1 14 of $(55.4) million, or $(0.18) per share, compared to $(22.1) million, or $(0.07) per share, a year ago.

•	Operating cash flow in Q1 14 of $78.2 million, compared to $122.9 million a year ago. Nuance ended Q1 14 with a balance of cash, cash equivalents and marketable securities of $775.1 million.

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on non-GAAP data.)

During Q1 14, we delivered strong bookings and strengthened our strategic position in attractive growth markets including healthcare IT, cloud-connected consumer electronics, connected cars and multi-channel customer service automation. We are continuing to advance our mission to create intelligent systems that reinvent the relationship between people and technology.

Our financial performance in Q1 14 reflects the continuation of the following essential dynamics in our business that we outlined in our Q4 13 Prepared Remarks and that we expect to continue throughout fiscal 2014 and beyond:

•	We are delivering complex and innovative solutions into large and attractive new addressable markets, including wearable devices, connected cars, and computer-aided physician documentation;

•	We are making significant investments in R&D, especially in natural language understanding and reasoning systems, implementation services and platforms to address these opportunities; and,

•	We continue to evolve our business model from perpetual licenses toward recurring revenues, including on-demand, term-based, subscription and transactional models.

In Q1 14, we made important advances in our business in line with these dynamics. Some of our key Q1 14 bookings included the renewal and expansion of our strong Healthcare relationship with the Veterans’ Administration, a key connected car deal to serve General Motors, and renewals with several key Enterprise on-demand customers. In our Healthcare business, we secured 12 new customers for our computer-assisted coding (CAC) solutions and expanded our relationship with an Electronic Health Records (EHR) partner to include our clinical documentation improvement (CDI) and computer-assisted physician documentation (CAPD) solutions, demonstrating continued market acceptance of our more strategic Clintegrity portfolio.

In addition to these bookings, we continued to make progress in critical deployments for key customers. For example, in our Mobile business, we continued to deliver solutions for a broad array of connected devices for leading brands including Intel and Samsung. Our Enterprise business delivered large scale, automated customer service solutions to leading global brands such as Delta Airlines, ING and Travelers.

In Q1 14, our financial results also reflected the continuation of the previously mentioned transition in the mix of our business model, which we expect to continue throughout fiscal 2014. This transition is primarily characterized by an increasing concentration of revenue coming from on-demand, term-based, subscription or transactional pricing models, which are recognized over time, and a decreasing proportion of revenue coming from perpetual license models. This transition is evidenced by the increase in our on-demand revenue, the growth of our deferred revenues and the composition of our bookings which increasingly comprise long-term connected services contracts. On-demand revenue increased from 26% of total revenue in FY 11 to 32% of total revenue in FY 13, and the decrease in product and licensing revenue from 47% to 42% of total revenue over the same period. These trends continued in the first quarter of fiscal 2014, with on-demand revenue increasing to 35% of total revenue and product and licensing revenue decreasing to 39% of total revenue. Even within the product and licensing category, a greater portion of our revenue now comes from term-based, subscription and transactional pricing models.

The effort to extend our technology lead, particularly in the areas of Natural Language Understanding (NLU) and virtual assistants, and to expand our markets has required significant investments in R&D and implementation services. Taken together with the continued evolution of our revenue models, these investments have resulted in lower margins, but we expect them to accrue to renewed growth, particularly in recurring revenue, and improved margins and profitability later in fiscal 2014 and in fiscal 2015.

Discussion of Non-GAAP Revenue and Bookings
Nuance’s Q1 14 non-GAAP revenue performance was led by 13.4% growth in on-demand revenue and 4.6% growth in Healthcare revenue. Q1 14 revenue performance was driven by growth in our Enterprise on-demand, Dragon Medical and Healthcare on-demand offerings, counterbalanced by some underperformance by our Dragon consumer, Enterprise licenses and Mobile solutions. The U.S. contributed 73% of non-GAAP revenue and international contributed 27% in Q1 14.

In Q1 14, Nuance reported bookings of $637.3 million, up 26.2% from $504.9 million in Q1 13. (As a reminder, in our Q4 13 Prepared Remarks, we reported FY 13 bookings of $1.92 billion, and we forecast FY 14 bookings between $2.15 and $2.25 billion, which would represent year-over-year bookings growth of about 15%.) Q1 14 bookings benefitted from some renewals that were received earlier than forecast, as well as strong new bookings. Bookings growth was led by our Enterprise on-demand, automobile, Dragon medical, diagnostics and Healthcare on-demand solutions, offset by lower than expected bookings in our Enterprise on-premise, Dragon desktop and Enterprise digital channel solutions.

Table: Non-GAAP Revenue by Segment

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014
Healthcare	$217.4	$229.3	$238.1	$226.7	$911.6	$227.3
Yr/Yr Organic Growth*	3%	2%	2%	(2)%	1%	1%
Mobile & Consumer	$131.7	$116.2	$111.0	$120.3	$479.2	$115.3
Yr/Yr Organic Growth*	19%	(2)%	(19)%	(24)%	(8)%	(16)%
Enterprise	$83.7	$74.5	$78.9	$86.4	$323.5	$89.2
Yr/Yr Organic Growth*	11%	(18)%	7%	(5)%	(2)%	(8)%
Imaging	$59.6	$64.0	$62.8	$57.0	$243.4	$58.3
Yr/Yr Organic Growth*	6%	(10)%	(4)%	(9)%	(5)%	(9)%
Total revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1
Yr/Yr Organic Growth*	9%	(5)%	(4)%	(9)%	(3)%	(7)%

*
Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Revenue by Type

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014
Product and Licensing	$218.3	$196.9	$205.5	$203.2	$823.8	$190.0
% of Revenue	44%	41%	42%	42%	42%	39%
Professional Services	$56.0	$56.8	$57.4	$55.7	$226.0	$54.2
% of Revenue	11%	12%	12%	11%	12%	11%
On-demand	$151.3	$164.3	$159.0	$158.9	$633.6	$171.6
% of Revenue	31%	34%	32%	32%	32%	35%
Maintenance and Support	$66.8	$66.0	$68.9	$72.6	$274.3	$74.3
% of Revenue	14%	13%	14%	15%	14%	15%
Total revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1

As we have noted, we expect that an increasing portion of our revenue will come from on-demand services. At the end of Q1 14, the estimated three-year value of total on-demand contracts was $2,224.6 million, up 6.8% from $2,083.8 million at the end of Q1 13. On-demand contract growth benefitted from new bookings, renewals and contributions from acquisitions.

Discussion of Segment Profit Trends
For Q1 14, segment profit declined from $173.7 million in Q1 13 to $135.7 million in Q1 14 and segment margin declined from 35% in Q1 13 to 28% in Q1 14. These results were largely driven by our Healthcare and Mobile segments. In Healthcare, segment profit and margin fell due to decreased margins in healthcare information management (HIM) services as well as increased investment in R&D for clinical language understanding systems, and increased investment in sales. In Mobile & Consumer, segment profit and margin fell as the markets and our customers continued to shift from embedded to connected solutions. Profit and margin were also affected by increased costs to deploy large, custom solutions for key customers, and significantly increased investment in R&D for cloud-based speech systems and natural language understanding advancements.

Table: Non-GAAP Profit by Segment

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013	Q1 2014
Healthcare	$89.1	$89.6	$94.8	$78.7	$352.2	$78.5
Segment Profit as % of Segment Revenue	41%	39%	40%	35%	39%	35%
Mobile & Consumer	$39.8	$36.7	$32.2	$34.3	$143.0	$13.4
Segment Profit as % of Segment Revenue	30%	32%	29%	29%	30%	12%
Enterprise	$21.7	$13.4	$20.0	$23.8	$78.9	$21.1
Segment Profit as % of Segment Revenue	26%	18%	25%	28%	24%	24%
Imaging	$23.1	$27.6	$25.0	$22.5	$98.2	$22.7
Segment Profit as % of Segment Revenue	39%	43%	40%	39%	40%	39%
Total segment profit	$173.7	$167.3	$172.0	$159.3	$672.3	$135.7
Total segment profit as % of total segment revenue	35%	35%	35%	32%	34%	28%

Discussion of Segment Trends and Results

Healthcare Solutions.  Within our healthcare business, we provide solutions and services that intelligently capture the patient encounter with the physician, automate the captured clinical documentation and classification of clinical information, and deliver an end-to-end system that streamlines the process and improves the quality of clinical information. We are leveraging our industry leadership in clinical documentation, medical voice recognition and clinical language understanding (CLU) technologies to expand and accelerate our market opportunity by introducing innovative and intelligent solutions that automate and improve the quality of documentation as well as coding and billing processes for our healthcare customers.

Clinical Documentation Solutions.  Within our on-demand transcription services business, we achieved our targets in both revenue and bookings. In Q1 14, the run-rate of lines transcribed was 5.070 billion lines per year, down from 5.138 billion lines in Q1 13, due to some migration from automated transcription to Dragon Medical implementations and EHR systems. While we expect this erosion to continue, we have seen the erosion rate stabilize in recent quarters. Dragon Medical, our product to support EMRs and other medical transcription, delivered particularly strong results in both revenue and bookings. Our Diagnostics product line delivered solid revenue growth and particularly strong bookings growth. Increasingly, customers prefer to purchase our Dragon Medical and Diagnostics products under a term license, which is creating growing recurring license streams. We received our largest Diagnostics order to date, a multi-year, multi-million dollar implementation.

Clinical Information Management Solutions.  Our Clintegrity family of solutions automates the clinical documentation chain and supports the industry’s complex transition to ICD-10.  We offer our Clintegrity family of solutions as a term license, accompanied by related professional services. During Q1 14, we delivered modest revenue growth and significant bookings growth, and made progress in implementing our products under previously booked contracts. We sold our CAC solution at 12 new sites in the quarter. We also are gaining momentum in our relationships with EHR partners for our CDI and CAPD solutions. We expect to continue significant investments in these solutions, particularly through new product launches and deeper integration with our clinical documentation solutions. In Q1 14, we received a multi-million dollar order from a large hospital for a combination of our transcription and CAPD solutions, replacing competitive solutions, and demonstrating market acceptance of our combined solution.

Mobile & Consumer Solutions. Within our Mobile & Consumer business, we provide solutions for mobile phones, tablets, televisions, automobiles, personal computers, mobile operators and an increasing number of consumer electronics. Over the last two years, we have driven a transition in this segment to more comprehensive, cloud-based solutions across a variety of devices and products as we have seen continued strong demand for differentiated, natural language virtual assistants and other solutions.

Mobile & Consumer delivered strong bookings in the quarter, as we achieved design wins with key OEMs in the automotive, handset and other electronics markets. Our Mobile & Consumer business reported an organic decline in revenues, due in part to lower sales of our Dragon NaturallySpeaking consumer product and due in part to a migration of our OEM customers from embedded solutions to more complex connected solutions, which deliver greater value but elongate the time over which royalty and on-demand revenues are recognized. This trend toward recurring revenue streams was reflected in an increase by 6 percentage points in on-demand revenue as a percentage of Mobile & Consumer revenue. This trend is further reflected by increasing usage within our connected services. In Q1 14, we processed 2.3 billion mobile cloud transactions, up 76% compared to Q1 13. In December 2013, our cloud services had 110 million unique monthly active users, up from 88 million in September 2013.

During the quarter, we delivered connected solutions for Samsung Galaxy Note 3 and Samsung Galaxy Gear wearable devices. In addition, several announcements at CES drove press and visibility for our solutions, including Nuance Cloud Services, personal assistant and keyboard technologies for wearable devices, voice biometrics for smart TVs, conversational personal assistants, and ZTE’s expansion of Car Mode and voice biometrics in their devices. Within our automotive solutions, we had a particularly strong bookings quarter as we achieved design wins with key OEMs. We also achieved a design win for a conversational connected automotive system with a leading Chinese automaker. Automotive on-demand revenue grew, as an increasing number of connected cars covered by design wins under prior bookings are now available on the market.

We had a disappointing quarter in both revenue and bookings within our Dragon consumer business, driven by weak consumer PC software sales. Our Dragon business is shifting to connected user versions, including those delivered in partnership with Intel. Under our Intel contract, we delivered the second generation of our Dragon Assistant solution for Intel RealSense ™ technology. Dragon Assistant is now shipping on Intel Ultrabooks produced by four OEMs - Acer, Dell, HP and Lenovo. Visibility and demand for Dragon Assistant was driven by joint Nuance-Intel announcements and product demos at CES.

Enterprise Solutions. Within our Enterprise business, we deliver a portfolio of automated customer service, business intelligence and security solutions designed to help enterprises better support, understand and communicate with their customers. Our solutions include the use of voice recognition, natural language understanding, text-to-speech, voice biometric and virtual assistant technologies to enhance the way organizations engage with their customers. We deliver these solutions across several inbound and outbound channels, including telephone, web and mobile applications.

Although our Enterprise revenue declined organically, we had a strong bookings quarter, driven by new bookings in our on-demand services as well as several large on-demand renewals. On-demand revenue as a portion of total Enterprise revenue grew 13 percentage points, driven primarily by the acquisition of Varolii. On-premise bookings included financial services voice biometric contracts with Itau (Brazil), Monte Paschi di Siena Banca (Italy) and Tinkoff (Russia). We had strong professional services revenue driven by high utilization rates in Q1 14, and delivered on significant commitments at numerous customers, including Delta Airlines, ING Romania and Travelers. Within our digital channel solutions, we added Dragon speech recognition to Nina Mobile for BBVA and delivered a new premium voice for the Nina Mobile deployment at a major US restaurant chain.

Imaging Solutions. Our document imaging, print management and PDF offerings reduce the costs associated with paper documents through scanning, document management and electronic routing solutions. We offer our products to MFP manufacturers, home offices, small businesses and enterprise customers. Our applications combine network scanning, network print management and PDF creation to quickly enable distribution of documents to users’ desktops or enterprise applications.

Within our Imaging business, we reported organic revenue decline, but bookings growth driven by our MFP product line. This week, we announced a new version of our eCopy ShareScan solution, which extends our capture capabilities beyond MFPs and scanners to also include electronic workflows.

Discussion of Non-GAAP Cost of Revenue and Gross Margins
In Q1 14, cost of revenue was $186.2 million, for a gross margin of 62.0%, compared to Q1 13 gross margin of 66.7%. The decline in gross margin was driven by a revenue mix shift from product and licensing to professional services and on-demand services. In Q1 13, 44% of our revenue came from the product and licensing category and 42% from the professional services and hosting category. In Q1 14, product and licensing represented 39% of revenue and professional services and hosting contributed 46%.

Gross margin for product and licensing was 86.3% in Q1 14 compared to 87.0% a year ago.

Gross margin for professional services and hosting fell to 34.3% in Q1 14 from 40.7% a year ago, primarily due to the deployment of large design and implementation teams to deliver on major customer contracts, particularly in our Healthcare and Mobile & Consumer solutions, as well as growth in labor costs associated with our Healthcare on-demand transcription solutions. In addition, we incurred significant cost of deployment of on-demand service platforms that are designed to support significant scale.

Gross margin for maintenance and support was 84.1% in Q1 14 compared to 81.0% in Q1 13.

Discussion of Non-GAAP Operating Expenses and Operating Margins
In Q1 14, operating margin was 21.6%, compared to 29.2% in Q1 13. Beyond the impact of lower gross margin, operating margin decline was driven by increased investments in R&D, primarily related to mobile, NLU and healthcare-related technologies, as well as year-end sales expenses.

Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q1 14 cash flow from operations of $78.2 million, compared to $122.9 million in Q1 13. We note that the ratio of CFFO to non-GAAP net income of 102% in Q1 14 exceeded our target of 95%, reflecting the increasing impact of recurring revenue models. Included in the Q1 14 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $11.7 million.  Capital expenditures totaled $14.2 million for Q1 14, and depreciation was $12.4 million for Q1 14. As of December 31, 2013, our balance of cash, cash equivalents and marketable securities was approximately $775.1 million.

Share Repurchase Update
As of December 31, 2013, we had repurchased 10.988 million shares of our common stock, for a total amount of $204.1 million at an average price per share of $18.57.

Days Sales Outstanding (DSO)
In Q1 14, DSO was 74 days, flat compared to Q1 13.

	Q1 13	Q2 13	Q3 13	Q4 13	Q1 14
DSO	74	71	71	71	74

Deferred Revenue
Total deferred revenue increased from $376.3 million at the end of Q1 13 to $484.3 million at the end of Q1 14, and current deferred revenue increased from $248.9 million to $301.0 million over the same period. The increase in deferred revenue was primarily attributable to continued growth in healthcare and imaging maintenance and support arrangements, new mobile on-demand service offerings where a portion of the fees are collected in advance, and the increasing prevalence of Healthcare term and subscription software arrangements that are recognized ratably.

Discussion of Q2 and Fiscal 2014 Guidance and Outlook

Based on our results so far this year, and our visibility into the remainder of the year, we believe that the three important trends we have discussed previously -- our extension into new markets, our development and deployment of new, innovative, and more comprehensive solutions across our businesses, and the increasing prevalence of recurring revenue models - will continue to drive our financial performance during fiscal 2014.

Last quarter, we reported FY 13 bookings of $1.92 billion, and forecasted FY14 bookings between $2.15 billion and $2.25 billion, representing year-over-year growth of 12% to 17%. As noted earlier, Q1 14 bookings were $637.3 million, a growth rate of 26% over Q1 13. Our Q1 14 bookings benefited from year-end seasonality, a large Federal booking in healthcare, a number of significant automotive bookings and several large enterprise on-demand bookings, including one that we had anticipated signing in Q2 14. For Q2 14, we anticipate a slower year-over-year growth rate than in the Q1 14. Nonetheless, we expect FY 14 bookings to benefit from further growth in our automotive and smartphone businesses, strength in our diagnostics and Dragon medical product lines, expansion of our HIM business and improvements in the performance of our enterprise licensing and imaging MFP product lines. These factors give us additional confidence in FY 14 bookings forecast of $2.15 billion to $2.25 billion.

Revenues for this fiscal year will be influenced by the bookings trends cited above. About one-third of FY 14 bookings will convert into revenue during the fiscal year. Additional factors that will contribute to revenues during the remainder of the fiscal year include new product launches and releases in our Mobile & Consumer and Imaging businesses. As referenced previously, we are undergoing a transition from on-premise, perpetual license solutions to cloud-based, connected solutions, as well as a transition to term, transactional and subscription licensing models. The shift toward these models enhances bookings but elongates revenue recognition. We note especially that this trend has accelerated in several of our key business lines, including Healthcare diagnostics, Dragon Medical, Dragon Consumer, and our automotive and smartphone segments. This acceleration, while beneficial to medium-term revenue growth, continues to weigh on our near-term revenue growth. Balancing the effects of strong bookings performance with the accelerated transition to recurring models and on-demand solutions, we remain confident in our previously stated full fiscal year guidance of FY 14 non-GAAP revenues between $2,030 million and $2,090 million, and fiscal 2014 GAAP revenues between $1,975 million and $2,035 million. Unlike Q1 14, our Q2 14 revenues will not benefit from the positive year-end seasonality in our Dragon consumer, Enterprise or Healthcare businesses. Overall, we expect Q2 14 non-GAAP revenues of $476 million to $490 million, and Q2 14 GAAP revenues of $462.5 million to $476.5 million.

Turning to costs, we previously provided indications of the growth in our engineering and professional services staffing, as well as growth in research and development personnel, sales headcount and connected services infrastructure. During Q1 14, however, we balanced these increased investments with cost and productivity improvements in certain other lower-growth businesses. We expect to continue this focus during the remainder of the year. Taking all of this into account, we expect Q2 14 non-GAAP EPS of $0.21 to $0.25, and Q2 14 GAAP EPS of $(0.20) to $(0.16). For FY 14, we expect non-GAAP EPS between $1.07 and $1.17 and GAAP EPS between ($0.56) and ($0.46).

We expect to continue to execute our repurchase plan in FY 14, including in Q2 14.

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value.  For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non‑renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding our future performance, the drivers of our future performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our healthcare business, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated first quarter and FY 14 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; the conversion rate of bookings into revenue; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2013 and our quarterly reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months ended December 31, 2013 and 2012, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Equitrac, Quantim and SafeCom for the three months ended December 31, 2013, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii) and (iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as gains or losses on non-controlling strategic equity interests, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31,
	2013	2012

Revenues:
Product and licensing	$178,437	$196,731
Professional services and hosting	218,135	200,305
Maintenance and support	73,408	65,232
Total revenues	469,980	462,268

Cost of revenues:
Product and licensing	25,438	26,309
Professional services and hosting	154,580	125,156
Maintenance and support	12,608	14,797
Amortization of intangible assets	15,194	16,310
Total cost of revenues	207,820	182,572

Gross profit	262,160	279,696

Operating expenses:
Research and development	80,470	68,721
Sales and marketing	118,906	117,135
General and administrative	44,476	44,784
Amortization of intangible assets	27,472	25,426
Acquisition-related cost, net	2,798	15,733
Restructuring and other charges, net	3,837	1,667
Total operating expenses	277,959	273,466

(Loss) income from operations	(15,799)	6,230

Other expense, net	(36,636)	(36,887)

Loss before income taxes	(52,435)	(30,657)

Provision (benefit) from income taxes	2,978	(8,561)

Net loss	$(55,413)	$(22,096)

Net loss per share:
Basic	$(0.18)	$(0.07)
Diluted	$(0.18)	$(0.07)

Weighted average common shares outstanding:
Basic	314,818	312,571
Diluted	314,818	312,571

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	December 31, 2013	September 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$734,656	$808,118
Marketable securities	40,440	38,728
Accounts receivable, net	396,834	382,741
Prepaid expenses and other current assets	188,745	179,940
Total current assets	1,360,675	1,409,527

Land, building and equipment, net	142,971	143,465
Goodwill	3,350,371	3,293,198
Intangible assets, net	954,309	953,278
Other assets	177,387	159,135
Total assets	$5,985,713	$5,958,603

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$248,518	$246,040
Accounts payable and accrued expenses	286,302	305,441
Deferred revenue	301,049	253,753
Total current liabilities	835,869	805,234

Long-term debt	2,112,759	2,108,091
Deferred revenue, net of current portion	183,205	160,823
Other liabilities	245,260	246,441
Total liabilities	3,377,093	3,320,589

Stockholders' equity	2,608,620	2,638,014
Total liabilities and stockholders' equity	$5,985,713	$5,958,603

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended December 31,
	2013	2012

Cash flows from operating activities:
Net loss	$(55,413)	$(22,096)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	55,109	50,429
Stock-based compensation	47,239	45,271
Non-cash interest expense	9,661	9,986
Deferred tax benefit	(1,612)	(4,077)
Other	(6,150)	(1,925)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6,532)	8,815
Prepaid expenses and other assets	(11,095)	(9,104)
Accounts payable	(28,032)	(18,692)
Accrued expenses and other liabilities	7,452	9,241
Deferred revenue	67,529	55,100
Net cash provided by operating activities	78,156	122,948
Cash flows from investing activities:
Capital expenditures	(14,166)	(15,104)
Payments for business and technology acquisitions, net of cash acquired	(99,496)	(446,192)
Purchases of marketable securities and other investments	(5,063)	—
Proceeds from sales and maturities of marketable securities and other investments	13,372	456
Net cash used in investing activities	(105,353)	(460,840)
Cash flows from financing activities:
Payments of debt	(1,307)	(144,835)
Proceeds from long-term debt, net of issuance costs	—	352,611
Payments for repurchases of common stock	(18,000)	—
Payments for settlement of share-based derivatives	(1,032)	(177)
Payments of other long-term liabilities	(904)	(1,012)
Excess tax benefits on employee equity awards	—	4,974
Proceeds from issuance of common stock from employee stock plans	1,188	1,906
Cash used to net share settle employee equity awards	(26,506)	(43,859)
Net cash (used in) provided by financing activities	(46,561)	169,608
Effects of exchange rate changes on cash and cash equivalents	296	(389)
Net decrease in cash and cash equivalents	(73,462)	(168,673)
Cash and cash equivalents at beginning of period	808,118	1,129,761
Cash and cash equivalents at end of period	$734,656	$961,088

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31,
	2013	2012

GAAP revenue	$469,980	$462,268
Acquisition-related revenue adjustments: product and licensing	11,489	21,599
Acquisition-related revenue adjustments: professional services and hosting	7,659	7,063
Acquisition-related revenue adjustments: maintenance and support	917	1,487
Non-GAAP revenue	$490,045	$492,417

GAAP cost of revenue	$207,820	$182,572
Cost of revenue from amortization of intangible assets	(15,194)	(16,310)
Cost of revenue adjustments: product and licensing (1,2)	654	1,983
Cost of revenue adjustments: professional services and hosting (1,2)	(6,305)	(2,088)
Cost of revenue adjustments: maintenance and support (1,2)	(784)	(2,103)
Non-GAAP cost of revenue	$186,191	$164,054

GAAP gross profit	$262,160	$279,696
Gross profit adjustments	41,694	48,667
Non-GAAP gross profit	$303,854	$328,363

GAAP (loss) income from operations	$(15,799)	$6,230
Gross profit adjustments	41,694	48,667
Research and development (1)	10,288	8,860
Sales and marketing (1)	15,244	16,847
General and administrative (1)	14,039	14,873
Amortization of intangible assets	27,472	25,426
Costs associated with IP collaboration agreements	4,937	5,250
Acquisition-related costs, net	2,798	15,733
Restructuring and other charges, net	3,837	1,667
Other	1,132	—
Non-GAAP income from operations	$105,642	$143,553

GAAP provision (benefit) from income taxes	$2,978	$(8,561)
Non-cash taxes	1,677	14,766
Non-GAAP provision for income taxes	$4,655	$6,205

GAAP net loss	$(55,413)	$(22,096)
Acquisition-related adjustment - revenue (2)	20,065	30,149
Acquisition-related adjustment - cost of revenue (2)	(1,233)	(2,483)
Acquisition-related costs, net	2,798	15,733
Cost of revenue from amortization of intangible assets	15,194	16,310
Amortization of intangible assets	27,472	25,426
Non-cash stock-based compensation (1)	47,239	45,271
Non-cash interest expense	9,661	9,986
Non-cash income taxes	(1,677)	(14,766)
Costs associated with IP collaboration agreements	4,937	5,250
Change in fair value of share-based instruments	4,150	2,510
Restructuring and other charges, net	3,837	1,667
Other	(383)	—
Non-GAAP net income	$76,647	$112,957

Non-GAAP diluted net income per share	$0.24	$0.35

Diluted weighted average common shares outstanding	317,462	323,489

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2013	2012

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$265	$185
Cost of professional services and hosting	6,619	2,403
Cost of maintenance and support	784	2,103
Research and development	10,288	8,860
Sales and marketing	15,244	16,847
General and administrative	14,039	14,873
Total	$47,239	$45,271

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$20,065	$30,149
Cost of product and licensing	(919)	(2,168)
Cost of professional services and hosting	(314)	(315)
Total	$18,832	$27,666

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014
GAAP Revenue	$462.3	$451.0	$469.8	$472.2	$1,855.3	$470.0
Adjustment	$30.1	$33.0	$21.0	$18.2	$102.4	$20.1
Non-GAAP Revenue	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1

Healthcare	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014
GAAP Revenue	$204.7	$219.1	$230.0	$220.0	$873.8	$221.6
Adjustment	$12.7	$10.2	$8.1	$6.7	$37.8	$5.7
Non-GAAP Revenue	$217.4	$229.3	$238.1	$226.7	$911.6	$227.3

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014
GAAP Revenue	$128.8	$113.0	$108.7	$117.2	$467.7	$112.5
Adjustment	$2.9	$3.2	$2.3	$3.1	$11.5	$2.8
Non-GAAP Revenue	$131.7	$116.2	$111.0	$120.3	$479.2	$115.3

Enterprise	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014
GAAP Revenue	$83.7	$72.9	$78.1	$85.5	$320.2	$86.6
Adjustment	$0.0	$1.6	$0.8	$0.9	$3.3	$2.6
Non-GAAP Revenue	$83.7	$74.5	$78.9	$86.4	$323.5	$89.2

Imaging	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014
GAAP Revenue	$45.1	$46.0	$53.0	$49.5	$193.6	$49.3
Adjustment	$14.5	$18.0	$9.8	$7.5	$49.8	$9.0
Non-GAAP Revenue	$59.6	$64.0	$62.8	$57.0	$243.4	$58.3

Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014
GAAP Revenue	$196.7	$173.1	$191.6	$192.3	$753.7	$178.5
Adjustment	$21.6	$23.9	$13.9	$10.9	$70.1	$11.5
Non-GAAP Revenue	$218.3	$196.9	$205.5	$203.2	$823.8	$190.0

Professional Services Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014
GAAP Revenue	$51.0	$51.0	$53.2	$52.9	$208.1	$50.8
Adjustment	$5.0	$5.8	$4.2	$2.8	$17.9	$3.4
Non-GAAP Revenue	$56.0	$56.8	$57.4	$55.7	$226.0	$54.2

Hosting Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014
GAAP Revenue	$149.3	$162.3	$157.2	$155.5	$624.3	$167.3
Adjustment	$2.0	$2.0	$1.8	$3.4	$9.3	$4.3
Non-GAAP Revenue	$151.3	$164.3	$159.0	$158.9	$633.6	$171.6

Maintenance and Support Revenue	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014
GAAP Revenue	$65.3	$64.6	$67.8	$71.5	$269.2	$73.4
Adjustment	$1.5	$1.3	$1.1	$1.1	$5.1	$0.9
Non-GAAP Revenue	$66.8	$66.0	$68.9	$72.6	$274.3	$74.3

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Non-Financial Information
Unaudited

	Q1	Q2	Q3	Q4	Q1
	2013	2013	2013	2013	2014
Annualized Line Run-Rate in Nuance's Healthcare On-Demand Business (in billions)	5.138	5.193	5.227	5.075	5.070
Estimated 3-year Value of Total On-Demand Contracts (in millions)	2,083.8	2,103.4	2,091.2	2,084.1	2,224.6

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1
	2013	2013	2013	2013	2013	2014

Total segment revenues	$492.4	$484.0	$490.8	$490.4	$1,957.7	$490.1
Acquisition related revenues	(30.1)	(33.0)	(21.0)	(18.2)	(102.4)	(20.1)
Total consolidated revenues	$462.3	$451.0	$469.8	$472.2	$1,855.3	$470.0

Total segment profit	$173.7	$167.3	$172.0	$159.4	$672.3	$135.7
Corporate expenses and other, net	(30.1)	(26.3)	(40.6)	(38.6)	(135.3)	(31.3)
Acquisition-related revenues and costs of revenue adjustment	(27.7)	(30.4)	(19.3)	(16.2)	(93.7)	(18.8)
Non-cash stock-based compensation	(45.3)	(29.6)	(39.2)	(45.2)	(159.3)	(47.2)
Amortization of intangible assets	(41.7)	(42.6)	(42.5)	(42.0)	(168.8)	(42.7)
Acquisition-related (costs) income, net	(15.7)	(15.4)	8.5	(7.0)	(29.7)	(2.8)
Restructuring and other charges, net	(1.7)	(5.1)	(7.9)	(1.7)	(16.4)	(3.8)
Costs associated with IP collaboration agreements	(5.3)	(5.5)	(4.9)	(4.9)	(20.6)	(4.9)
Other expense, net	(36.9)	(37.6)	(34.1)	(36.6)	(145.2)	(36.6)
Loss before income taxes	($30.7)	($25.2)	($8.0)	($32.8)	($96.7)	($52.4)

Schedules may not add due to rounding.

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31, 2014
	Low	High
GAAP revenue	$462,500	$476,500
Acquisition-related adjustment - revenue	13,500	13,500
Non-GAAP revenue	$476,000	$490,000

GAAP net loss per share	$(0.20)	$(0.16)
Acquisition-related adjustment - revenue	0.04	0.04
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.16	0.16
Non-cash interest expense	0.03	0.03
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.00	0.00
Non-GAAP net income per share	$0.21	$0.25

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	316,500	316,500
Weighted average common shares: diluted	320,000	320,000

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2014
	Low	High
GAAP revenue	$1,974,500	$2,034,500
Acquisition-related adjustment - revenue	55,500	55,500
Non-GAAP revenue	$2,030,000	$2,090,000

GAAP net loss per share	$(0.56)	$(0.46)
Acquisition-related adjustment - revenue	0.17	0.17
Acquisition-related adjustment - cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.08	0.08
Cost of revenue from amortization of intangible assets	0.18	0.18
Amortization of intangible assets	0.33	0.33
Non-cash stock-based compensation	0.65	0.65
Non-cash interest expense	0.12	0.12
Non-cash income taxes	0.02	0.02
Costs associated with IP collaboration agreements	0.06	0.06
Change in fair value of share-based instruments	0.01	0.01
Restructuring and other charges, net	0.02	0.02
Other	(0.00)	(0.00)
Non-GAAP net income per share	$1.07	$1.17

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	317,000	317,000
Weighted average common shares: diluted	321,500	321,500